CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated April 28, 2012 with respect to the consolidated financial statements of Rainchief Energy Inc. for the years ended December 31, 2011, 2010, and 2009 included in this Annual Report on Form 20-F (filed under the Securities Exchange Act of 1934) for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission.

"Watson Dauphinee & Masuch”
Chartered Accountants

Vancouver, British Columbia, Canada
May 1, 2012